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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

   1.  Name and Address of Reporting Person:

       Kesler, Grant S.
       2 Corporate Plaza, Suite 125
       Newport Beach, CA 92660


   2.  Issuer Name and Ticker or Trading Symbol:

       Metalclad Corporation ( MTLC )


   3.  IRS or Social Security Number of Reporting Person
       (Voluntary):

       ---

   4.  Statement for Month/Year:

       February 28, 1999


   5.  If Amendment, Date of Original (Month/Year):

       N/A


   6. Relationship of Reporting Person to Issuer (Check all applicable):

        X Director                       10% Owner
       ---                            ---

        X Officer (give title below)     Other (specify below)
       ---                            ---

       President
       -----------------------------
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                                     Table 1
                Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned


   1.  Title of Security:

       Common Stock


   2.  Transaction Date (Month/Day/Year):

       February 9, 1999


   3.  Transaction Code:

       Code J


   4.  Securities Acquired (A) or Disposed of (D):

              Amount         (A) or (D)        Price
              ------         ----------        -----

              180,000            A             $.28


   5.  Amount of Securities Beneficially Owned at End of Month:

       330,000


   6.  Ownership Form: Direct (D) or Indirect (I):

       D


   7.  Nature of Indirect Beneficial Ownership:

       N/A
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                                    Table II
                  Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)



   1.  Title of Derivative Security:

       Stock Options


   2.  Conversion or Exercise Price of Derivative Security:

       ---


   3.  Transaction Date (Month/Day/Year):

       ---


   4.  Transaction Code:

       ---


   5.  Number of Derivative Securities Acquired (A) or Disposed of
      (D):

       ---


   6.  Date Exercisable and Expiration Date (Month/Day/Year):
   7.  Title and Amount of Underlying Securities:

            Date        Expiration                   Amount or
         Exercisable       Date        Title     Number of Shares
         -----------    ----------   ---------   ----------------

             ---            ---         ---            ---


   8.  Price of Derivative Security:

       ---


   9.  Number of Derivative Securities Beneficially Owned at End of
       Month:

       1,895,000
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   10. Ownership Form of Derivative Security: Direct (D) or Indirect
       (I):

       ---


   11. Nature of Indirect Beneficial Ownership:

       ---



   Explanation of Responses:

       J - Acquired shares in lieu of compensation due.


   /s/ Grant S. Kesler                       2/9/99
   ------------------------------          --------------
   Signature of Reporting Person              Date